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                                                                     Exhibit 5.1



                                January 29, 1997


ParcPlace-Digitalk Inc.
999 E. Arques Avenue
Sunnyvale, CA  94086

         RE:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about January 30, 1997 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 875,000 shares of your Common Stock (the "Shares"), including 425,000 additional shares reserved for issuance under the 1993 Stock Plan and 450,000 additional shares reserved for issuance under the 1993 Employee Stock Purchase Plan (together, the "Stock Plans"). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares, including the proposed submission for the approval of the stockholders at the next annual meeting of the addition of 300,000 of the Shares to the 1993 Employee Stock Purchase Plan.

         It is our opinion that the Shares, when issued and sold in the manner referred to in the Stock Plans (including the approval of the stockholders referred to above)and pursuant to the agreements which accompany the Stock Plans and in accordance with the Company's Restated Certificate of Incorporation, will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to said Registration Statement and further consent to the use of our name wherever appearing in said Registration Statement, and any amendments thereto.

                                Very truly yours,

                                WILSON SONSINI GOODRICH & ROSATI
                                Professional Corporation

                                /s/ WILSON SONSINI GOODRICH & ROSATI